UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 17, 2016 (March 14, 2016)
 ______________________________________________________________
TerraForm Global, Inc.
(Exact name of registrant as specified in its charter)
 ______________________________________________________________

Delaware	001-37528	47-1919173
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814
(Address of principal executive offices, including zip code)

(240) 762-7700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02    Termination of a Material Definitive Agreement.

In June 2015, TerraForm Global Operating, LLC (“Global Operating LLC”), a subsidiary of TerraForm Global, Inc. (the “Company”), signed an agreement (the “Agreement”) with the stockholders of Globeleq Mesoamérica Energy (Wind) Limited (“GME”) to acquire four wind power plants and a solar power plant in Honduras, Costa Rica and Nicaragua representing an aggregate capacity of 326.0 MW (the “GME Projects”), as well as GME’s wind and solar development platform. Pursuant to the Agreement, the aggregate consideration payable by the Company to GME would have been comprised of $337.9 million in cash and 701,754 shares of the Company’s Class A common stock, plus interest of 15% per annum on the purchase price accruing from October 1, 2015. Immediately following the acquisition of GME by the Company, the Company planned to sell GME’s development platform to its ultimate parent company, SunEdison, Inc. (“SunEdison”). In addition, shortly following the completion of the GME acquisition, the Company expected to pay $46.9 million to SunEdison for the Choluteca solar power plant located in Honduras upon the closing of a separate purchase agreement between SunEdison and GME, subject to a potential downward purchase price adjustment based on the actual tariff rates awarded to the power plant. The consummation of the GME transaction was subject to various conditions, including the receipt of consents from the project lenders, which consents were not received by the long-stop date of March 12, 2016 under the Agreement. Under the Agreement, in the event that the transaction did not close by March 12, 2016, either Global Operating LLC or the sellers could terminate the transaction. As a result, on March 14, 2016, Global Operating LLC terminated the Agreement.

The GME Projects would have constituted a substantial portion of our portfolio. We estimate that the GME Projects would have contributed to the Company, on an annualized basis, cash available for distribution (“CAFD”) of approximately $32 million, which does not include one-time benefits and certain support from SunEdison under the Interest Payment Agreement with respect to the Orosi wind power plant. As a result of the termination, the funds that would otherwise have been used to acquire the GME Projects will be available to the Company for general corporate purposes and to be redeployed to execute our strategy.

CAFD is a supplemental non-GAAP measure and should not be viewed as an alternative to GAAP measures of performance, including net income, net cash provided by (used in) operating activities or any other liquidity measure determined in accordance with GAAP, nor is it indicative of funds available to fund the Company’s cash needs. CAFD is viewed as important to investors in evaluating performance as securities analysts and other interested parties use such calculations as a measure of financial performance. CAFD is also used by the Company’s management team for internal planning purposes and for analysis of performance.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TERRAFORM GLOBAL, INC.

		By:	/s/ Brian Wuebbels
Date:	March 17, 2016		Name:	Brian Wuebbels
			Title:	President and Chief Executive Officer